Exhibit 99.1
Fusion Approved for Listing on the Nasdaq Capital Market

Company to Begin Trading on Nasdaq on June 9, 2014: Shares will trade as FSNN

NEW YORK, NY --(Marketwired - Jun 5, 2014) - Fusion (OTCQB: FSNND), Fusion (OTCQB:FSNN) a leading cloud services provider, announced today that its common stock has been approved for listing on the Nasdaq Capital Market and is expected to commence trading on Nasdaq under the ticker symbol "FSNN” on June 9, 2014.   The Company's common stock will continue to trade as “FSNND” on the OTCQB until the market closes on June 6, 2014.

Matthew Rosen, CEO of Fusion, said “Up-listing to Nasdaq represents a milestone for Fusion as we continue our transition to being a leading player in the rapidly growing field of cloud services. Trading on the Nasdaq Capital Market will expand our visibility and provide us with access to a broader investor base leading to better liquidity for shareholders.”

The Company expects that the up-listing will enhance its visibility to investors, as well as strengthen the liquidity of its common stock. The Company also expects that the move to Nasdaq will enable more mutual funds, pension funds, and other institutional holders to invest in the Company’s common stock.

Mr. Rosen added, “We expect to welcome many new shareholders in the coming months and years, as we continue telling the Fusion story as a Nasdaq-listed company.”

About Fusion

Fusion is a leading provider of integrated cloud solutions to small, medium and large businesses. Fusion’s advanced, proprietary cloud service platform enables the integration of leading edge solutions in the cloud, including cloud communications, cloud connectivity, cloud computing and other cloud services such as storage and security.  Fusion’s innovative, yet proven cloud solutions lower our customers’ cost of ownership, and deliver new levels of security, flexibility, scalability and speed of deployment.  Fusion is a servicemark of Fusion Telecommunications International, Inc.  For more information, please visit www.fusionconnect.com.

No Solicitation; Forward Looking Statements

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.  Statements in this press release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1996. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may", "expect", "anticipate", "intend", "estimate" or "continue" or the negative thereof or other variations thereof or comparable terminology. The reader is cautioned that all forward-looking statements are speculative, and there are certain risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements. This disclosure highlights some of the important risks regarding the Company's business. These risks include the Company's ability to raise new capital to execute its comprehensive business strategy; the integration of businesses following an acquisition; the Company's ability to comply with its senior debt agreements; competitors with broader product lines and greater resources; emergence into new markets; natural disasters, acts of war, terrorism or other events beyond the Company's control; and the other factors identified by us from time to time in the Company's filings with the Securities and Exchange Commission, which are available through http://www.sec.gov. However, the reader is cautioned that our future performance could also be affected by risks and uncertainties not enumerated above.

Fusion Contact
Laura Nadal
212-389-9720
lnadal@fusiontel.com

Michael Mason (Investors)
Allen & Caron Inc
212-691-8087
michaelm@allencaron.com